Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2024 RESULTS
Company Release: July 29, 2024
Second Quarter 2024 Highlights:
•Net income of $11.6 million, or $0.84 per diluted common share, for the three months ended June 30, 2024, compared to $6.8 million, or $0.50 per diluted common share, for the three months ended March 31, 2024.
◦Return on average assets ("ROA") of 1.21% for the three months ended June 30, 2024, compared to 0.73% for the three months ended March 31, 2024.
◦Return on average equity ("ROE") of 15.22% for the three months ended June 30, 2024 compared to 9.21% for the three months ended March 31, 2024.
•Net interest margin increased to 7.13% for the quarter ended June 30, 2024, compared to 6.78% for the quarter ended March 31, 2024.
◦Yield on loans receivable increased 0.38% to 11.23% for the quarter ended June 30, 2024, compared to 10.85% for the quarter ended March 31, 2024.
◦Cost of deposits increased 0.09% to 3.58% for the quarter ended June 30, 2024, compared to 3.49% for the quarter ended March 31, 2024.
•Total assets increased $96.3 million, or 2.5%, to $3.96 billion for the quarter ended June 30, 2024, compared to $3.87 billion at March 31, 2024.
•Total loans, net of deferred fees increased $126.9 million, or 4.0%, to $3.33 billion for the quarter ended June 30, 2024 compared to the quarter ended March 31, 2024.
◦Community bank loans increased $28.8 million, or 1.5%, to $1.91 billion.
◦CCBX loans increased $98.1 million, or 7.4%, to $1.41 billion.
▪Enhanced credit standards on new CCBX loan originations.
▪Effective April 1, 2024, exposure was reduced from 10% to 5% on the CCBX portfolio that the Company is responsible for losses on.
•Total of $155.2 million in CCBX loans sold during the quarter ended June 30, 2024. The Company will continue to sell loans as part of our strategy to reduce risk, optimize the CCBX loan portfolio, maintain strong credit quality, and manage portfolio and partner limits.
•Deposits increased $80.5 million, or 2.3%, to $3.54 billion for the quarter ended June 30, 2024.
◦CCBX deposit growth of $27.5 million, or 1.4%, to $2.06 billion.
▪CCBX deposit growth excludes the $117.7 million in CCBX deposits that were transferred off balance sheet for increased Federal Deposit Insurance Corporation ("FDIC") insurance coverage purposes, compared to $92.2 million for the quarter ended March 31, 2024. Amounts in excess of FDIC insurance coverage are transferred, using a third party facilitator/vendor sweep product, to participating financial institutions.
◦Community bank deposits increased $52.9 million, or 3.7%, to $1.49 billion, after two quarters of declining balances.
▪Includes noninterest bearing deposits of $531.6 million or 35.7% of total community bank deposits.
▪Community bank cost of deposits was 1.77% compared to 1.66% for the quarter ended March 31, 2024.
◦Uninsured deposits of $532.9 million, or 15.0% of total deposits as of June 30, 2024, compared to $495.6 million, or 14.3% of total deposits as of March 31, 2024.
•We have taken steps to ensure our balance sheet is well positioned to handle upcoming expected interest rate changes and continue to improve our position in a declining interest rate environment for the quarters ended March 31, 2024 and June 30, 2024 compared to the quarter ended December 31, 2023.
•Liquidity/Borrowings as of June 30, 2024:
◦Capacity to borrow up to $650.1 million from Federal Home Loan Bank and the Federal Reserve Bank discount window with no borrowings on these lines at June 30, 2024 and only minimal borrowings, taken to test the lines, under these facilities since the first quarter of 2022.

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended June 30, 2024.

Quarterly net income for the second quarter of 2024 was $11.6 million, or $0.84 per diluted common share, compared with net income of $6.8 million, or $0.50 per diluted common share, for the first quarter of 2024, and $12.9 million, or $0.95 per diluted common share, for the quarter ended June 30, 2023.
Total assets increased $96.3 million, or 2.5%, during the second quarter of 2024 to $3.96 billion, from $3.87 billion at March 31, 2024. Total loans, net of deferred fees increased $126.9 million, or 4.0%, during the three months ended June 30, 2024 to $3.33 billion, compared to $3.20 billion at March 31, 2024. CCBX loans increased $98.1 million, or 7.4%, primarily as a result of a $107.4 million increase in consumer and other loans, partially offset by a decrease of $26.5 million in capital call lines, as a result of normal fluctuations. CCBX loan growth is net of $155.2 million in CCBX loans sold during the quarter ended June 30, 2024. We will continue to sell loans back to our CCBX partners, pursuant to the applicable partner agreement, as part of our strategy to reduce risk, optimize the CCBX loan portfolio, maintain strong credit quality, and manage portfolio and partner limits.
We saw solid deposit growth in the second quarter, with deposits increasing $80.5 million, or 2.3%, compared to March 31, 2024. CCBX deposits grew $27.5 million, or 1.4%. Community bank deposits increased $52.9 million, or 3.7%, after two consecutive quarters of declining balances primarily as a result of letting some of our higher rate deposits run-off during those quarters. Fully insured IntraFi network reciprocal deposits increased $15.5 million to $352.3 million as of June 30, 2024, compared to $336.8 million as of March 31, 2024. These fully insured reciprocal deposits allow our larger deposit customers to fully insure their deposits through a reciprocal agreement with other banks. We continue to monitor our liquidity position through diligent management of our liquid assets and liabilities as well as maintaining access to alternative sources of funds. As of June 30, 2024, we had $487.2 million in cash on the balance sheet and the capacity to borrow up to $650.1 million from Federal Home Loan Bank and the Federal Reserve Bank discount window, and an additional $50.0 million from a correspondent bank, with no borrowings occurring, except minimal amounts borrowed to test the lines, under these facilities since the first quarter of 2022. Cash on the balance sheet and total borrowing capacity totaled $1.19 billion, which represented 33.5% of total deposits and exceeded our $532.9 million in uninsured deposits as of June 30, 2024.
"We are happy to report that we have experienced robust loan growth of $126.9 million for the quarter ended June 30, 2024. This growth can be attributed to our strong relationships with existing CCBX partners and successful efforts to attract new community bank borrowers. We are pleased to report that we are maintaining our strong credit quality, and our portfolio is performing as expected. This is a testament to our diligent risk management practices and proactive measures to optimize our loan portfolio.

We have taken steps to manage our balance sheet and we believe it is well positioned to handle upcoming expected interest rate changes. This involves carefully managing our interest rate risk exposure and implementing strategies to mitigate any adverse impacts on our financial performance from interest rate changes. By closely monitoring market trends and leveraging our expertise in financial analysis, we believe we are well positioned to adapt to changing interest rate environments.
In late 2023 and early 2024, we took proactive measures to enhance the credit quality of our CCBX loans by selling higher rate and higher risk loans. This strategic decision, although it resulted in a short-term reduction in income, is expected to result in long-term stability and success. By focusing on the quality of our loan portfolio, we believe that we are well positioned to achieve our goals and deliver sustainable financial performance in the future.

We believe our organization's strong credit quality, neutral to slightly liability sensitive balance sheet, robust loan and deposit growth, and proactive risk management measures demonstrate our commitment to maintaining a solid financial position. We remain confident in our ability to navigate changing market conditions and achieve long-term success in the BaaS and community bank space," stated Eric Sprink, the CEO of the Company and the Bank.
Overview
The Company has one main subsidiary, the Bank which consists of three segments: CCBX, the community bank and treasury & administration.  The CCBX segment includes all of our BaaS activities, the community bank segment includes all community banking activities, and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.

Net interest income was $66.2 million for the quarter ended June 30, 2024, an increase of $5.3 million, or 8.7%, from $60.9 million for the quarter ended March 31, 2024, and an increase of $3.9 million, or 6.2%, from $62.4 million for the quarter ended June 30, 2023.  Yield on loans receivable was 11.23% for the three months ended June 30, 2024, compared to 10.85% for the three months ended March 31, 2024 and June 30, 2023.  Cost of deposits was 3.58% for the three months ended June 30, 2024, compared to 3.49% for the three months ended March 31, 2024 and 2.72% for the three months ended June 30, 2023. The increase in net interest income compared to March 31, 2024, was a result of increased interest income due to an increase in average loans receivable partially offset by an increase in cost of deposits as a result of deposit portfolio composition and competitive pressures. The increase in net interest income compared to June 30, 2023 was largely related to increased yield on loans resulting from higher interest rates and growth in higher yielding loans.  Total average loans receivable for the three months ended June 30, 2024 was $3.26 billion, compared to $3.14 billion for the three months ended March 31, 2024, and $2.97 billion for the three months ended June 30, 2023.

Interest and fees on loans totaled $90.9 million for the three months ended June 30, 2024 compared to $84.6 million and $80.2 million for the three months ended March 31, 2024 and June 30, 2023, respectively.  Total loans, net of deferred fees increased $126.9 million, or 4.0%, during the quarter ended June 30, 2024, which included a $98.1 million increase in CCBX loans and an increase of $28.8 million in community bank loans. The increase in CCBX loans includes an increase of $107.4 million, or 12.4%, in consumer and other loans, $22.8 million increase in residential real estate loans and a decrease of $26.5 million, or 19.6%, in capital call lines as a result of normal balance fluctuations and business activities.  We continue to monitor and manage the CCBX loan portfolio, and sold $155.2 million in CCBX loans during the quarter ended June 30, 2024 to reduce credit exposure in certain loan categories and manage credit risk, compared to sales of $100.5 million in the quarter ended March 31, 2024. We continue to reposition ourselves by managing CCBX credit and concentration levels in an effort to optimize our loan portfolio. The increase in interest and fees on loans compared to the quarter ended March 31, 2024 was largely due to loan growth in higher yielding loans. The increase compared to the quarter ended June 30, 2023 was also largely due to growth in higher yielding loans.  The FOMC has increased rates 0.25% since June 30, 2023 and last raised the target Federal Funds rate 0.25% on July 26, 2023. Loans have been repricing at these higher rates for almost a year.
Interest income from interest earning deposits with other banks was $5.7 million for the quarter ended June 30, 2024, an increase of $903,000 compared to March 31, 2024, due to an increase in average balance and an increase of $3.0 million compared to June 30, 2023 due to an increase in average balance and higher interest rates.  The average balance of interest earning deposits with other banks for the three months ended June 30, 2024 was $418.2 million, compared to $350.9 million and $211.4 million for the three months ended March 31, 2024 and June 30, 2023, respectively.  The average yield on these interest earning deposits with other banks decreased nominally to 5.47% for the quarter ended June 30, 2024, compared to 5.48% for the quarter ended March 31, 2024 and increased from 5.08% in the quarter ended June 30, 2023.
Total interest expense was $31.3 million for the quarter ended June 30, 2024, a $1.7 million increase from the quarter ended March 31, 2024 and a $9.9 million increase from the quarter ended June 30, 2023. Interest expense on deposits was $30.6 million for the quarter ended June 30, 2024, compared to $28.9 million for the quarter ended March 31, 2024 and $20.7 million for the quarter ended June 30, 2023. Interest expense on interest bearing deposits increased $1.7 million for the quarter ended June 30, 2024, compared to the quarter ended March 31, 2024, and $9.9 million compared to the quarter ended June 30, 2023 as a result of an increase in CCBX deposits that are tied to, and reprice when the FOMC raises rates. Similarly, most of our CCBX loans also reprice when the FOMC raises interest rates. Interest expense on borrowed funds was $672,000 for the quarter ended June 30, 2024, compared to $669,000 and $661,000 for the quarters ended March 31, 2024 and June 30, 2023, respectively. The $11,000 increase in interest expense on borrowed funds from the quarter ended June 30, 2023 is the result of an increase in interest rates.
Total cost of deposits was 3.58% for the three months ended June 30, 2024, compared to 3.49% for the three months ended March 31, 2024, and 2.72%, for the three months ended June 30, 2023. Community bank and CCBX cost of deposits were 1.77% and 4.92% respectively, for the three months ended June 30, 2024, compared to 1.66% and 4.93%, for the three months ended March 31, 2024, and 0.98% and 4.42% for the three months ended June 30, 2023. The increase in cost of deposits for the three months ended June 30, 2024 compared to the prior periods for both segments is a result of the continued higher interest rate environment. While we continue working to hold down deposit costs, the higher interest rate environment has impacted our cost of deposits and resulted in higher interest expense on interest bearing deposits as we work to retain and grow our community bank deposits and CCBX deposits continue to grow as a percent of total deposits.
Net Interest Margin
Net interest margin was 7.13% for the three months ended June 30, 2024, compared to 6.78% for the three months ended March 31, 2024.  The increase in net interest margin compared to the three months ended March 31, 2024 was primarily due to higher loan yields. Net interest margin was 7.58% for the three months ended June 30, 2023. The decrease in net interest margin for the three months ended June 30, 2024 compared to the three months ended June 30, 2023 was largely due to an increase in cost of deposits, partially offset by an increase in loan yield. Increases in rates on interest bearing deposits by our competitors and the growth in higher cost CCBX deposits contributed to an overall increase in interest expense on interest bearing deposits. Interest and fees on loans receivable increased $6.3 million, or 7.5%, to $90.9 million for the three months ended June 30, 2024, compared to $84.6 million for the three months ended March 31, 2024, and increased $10.7 million, or 13.4%, compared to $80.2 million for the three months ended June 30, 2023, due to an increase in outstanding balances and higher interest rates.  Compared to the three months ended June 30, 2023, there was a $3.0 million increase in interest on interest earning deposits held at other financial institutions.  These interest earning deposits earned an average rate of 5.47% for the quarter ended June 30, 2024, compared to 5.48% and 5.08% for the quarters ended March 31, 2024 and June 30, 2023, respectively.  Average investment securities decreased $65.6 million to $49.8 million compared to the three months ended March 31, 2024 and decreased $60.5 million compared to the three months ended June 30, 2023 as a result of $100.0 million in AFS U.S. Treasury securities that matured on February 29, 2024. Interest on investment securities decreased $348,000 for the three months ended June 30, 2024 compared to the three months ended March 31, 2024 as a result of the maturing Treasury securities. Interest on total investment securities increased $33,000 compared to June 30, 2023, as a result of increased yield.  These increases in interest income were partially offset by increases in interest expense on interest bearing deposits, as previously discussed.
Cost of funds was 3.60% for the quarter ended June 30, 2024, an increase of 8 basis points from the quarter ended March 31, 2024 and an increase of 83 basis points from the quarter ended June 30, 2023. Cost of deposits for the quarter ended June 30, 2024 was 3.58%, compared to 3.49% for the quarter ended March 31, 2024, and 2.72% for the quarter ended June 30, 2023. The increased cost of funds and deposits compared to March 31, 2024 and June 30, 2023 was due to the increase in interest rates compared to the previous periods and growth in higher rate CCBX deposits.
During the quarter ended June 30, 2024, total loans receivable increased by $126.9 million, or 4.0%, to $3.33 billion, compared to $3.20 billion for the quarter ended March 31, 2024.  This increase consists of a $98.1 million increase in CCBX loans and $28.8 million in community bank loan growth. Total loans receivable as of June 30, 2024 increased $318.9 million compared to June 30, 2023.  This increase includes community bank loan growth of $199.0 million and an increase in CCBX loans of $119.9 million. During the quarter ended June 30, 2024, $155.2 million in CCBX loans were sold, compared to sales of $100.5 million in the quarter ended March 31, 2024.
Total yield on loans receivable for the quarter ended June 30, 2024 was 11.23%, compared to 10.85% for the quarters ended March 31, 2024 and June 30, 2023. During the quarter ended June 30, 2024, community bank loans increased 1.5%, or $28.8 million, to $1.91 billion compared to $1.88 billion at March 31, 2024, with an average yield of 6.52%. CCBX loans outstanding increased 7.4%, or $98.1 million, to $1.41 billion compared to $1.32 billion at March 31, 2024, with an average CCBX yield of 17.77%. The yield on CCBX loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans.
The following table summarizes the average yield on loans receivable and cost of deposits for our community bank and CCBX segments for the periods indicated:

	For the Three Months Ended						For the Six Months Ended
	June 30, 2024		March 31, 2024		June 30, 2023		June 30, 2024		June 30, 2023
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.52%	1.77%	6.46%	1.66%	6.28%	0.98%	6.49%	1.71%	6.13%	0.82%
CCBX (1)	17.77%	4.92%	17.34%	4.93%	16.95%	4.42%	17.56%	4.92%	16.56%	4.18%
Consolidated	11.23%	3.58%	10.85%	3.49%	10.85%	2.72%	11.04%	3.53%	10.42%	2.44%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans.  To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods shown.

The following tables illustrates how BaaS loan interest income is affected by BaaS loan expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	June 30, 2024		March 31, 2024		June 30, 2023
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$60,203	17.77%	$54,569	17.34%	$53,632	16.95%
Less: BaaS loan expense	29,076	8.58%	24,837	7.89%	22,033	6.96%
Net BaaS loan income (1)	$31,127	9.19%	$29,732	9.45%	$31,599	9.98%
Average BaaS Loans(3)	$1,362,343		$1,265,857		$1,269,406

	For the Six Months Ended
	June 30, 2024		June 30, 2023
(dollars in thousands; unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$114,772	17.56%	$95,851	16.56%
Less: BaaS loan expense	53,913	8.25%	39,587	6.84%
Net BaaS loan income (1)	$60,859	9.31%	$56,264	9.72%
Average BaaS Loans(3)	$1,314,099		$1,167,366

(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for quarterly periods presented.
(3) Includes loans held for sale.
Key Performance Ratios
ROA was 1.21% for the quarter ended June 30, 2024 compared to 0.73% and 1.52% for the quarters ended March 31, 2024 and June 30, 2023, respectively.  ROA for the quarter ended June 30, 2024, was up 0.48% and down 0.31% compared to March 31, 2024 and June 30, 2023, respectively. Noninterest expenses were higher for the quarter ended June 30, 2024 compared to the quarters ended March 31, 2024 and June 30, 2023 due to an increase in BaaS loan expense, which is directly related to interest earned on CCBX loans. Noninterest expense excluding Baas loan and fraud expense was lower for the quarter ended June 30, 2024 compared to the quarters ended March 31, 2024 and June 30, 2023 largely due to the $1.2 million credit for business and occupation taxes paid on CCBX income that was sourced/allocated outside the State of Washington for years 2019 through 2022.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended					Six Months Ended
(unaudited)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	June 30, 2024	June 30, 2023

Return on average assets (1)	1.21%	0.73%	0.97%	1.13%	1.52%	0.98%	1.55%
Return on average equity (1)	15.22%	9.21%	12.35%	14.60%	19.53%	12.26%	19.70%
Yield on earnings assets (1)	10.49%	10.07%	9.77%	10.08%	10.18%	10.28%	9.70%
Yield on loans receivable (1)	11.23%	10.85%	10.71%	10.84%	10.85%	11.04%	10.42%
Cost of funds (1)	3.60%	3.52%	3.39%	3.18%	2.77%	3.56%	2.49%
Cost of deposits (1)	3.58%	3.49%	3.36%	3.14%	2.72%	3.53%	2.44%
Net interest margin (1)	7.13%	6.78%	6.61%	7.10%	7.58%	6.96%	7.37%
Noninterest expense to average assets (1)	6.14%	6.04%	5.56%	6.23%	6.11%	6.09%	5.91%
Noninterest income to average assets (1)	7.30%	9.38%	6.95%	3.81%	6.90%	8.32%	6.60%
Efficiency ratio	43.19%	37.88%	41.58%	58.36%	42.92%	40.43%	42.97%
Loans receivable to deposits (2)	93.88%	92.42%	90.05%	90.19%	96.23%	93.88%	96.23%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Noninterest Income
The following table details noninterest income for the periods indicated:

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands; unaudited)	2024	2024	2023
Deposit service charges and fees	$946	$908	$989
Loan referral fees	—	168	682
Unrealized gain (loss) on equity securities, net	9	15	155
Gain on sales of loans, net	—	—	23
Other	257	308	234
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,212	1,399	2,083
Servicing and other BaaS fees	1,525	1,131	895
Transaction fees	1,309	1,122	1,052
Interchange fees	1,625	1,539	975
Reimbursement of expenses	1,637	1,033	1,026
BaaS program income	6,096	4,825	3,948
BaaS credit enhancements	60,826	79,808	51,027
Baas fraud enhancements	1,784	923	1,537
BaaS indemnification income	62,610	80,731	52,564
Total BaaS income	68,706	85,556	56,512
Total noninterest income	$69,918	$86,955	$58,595
Noninterest income was $69.9 million for the three months ended June 30, 2024, a decrease of $17.1 million from $87.0 million for the three months ended March 31, 2024, and a increase of $11.3 million from $58.6 million for the three months ended June 30, 2023.  The decrease in noninterest income over the quarter ended March 31, 2024 was primarily due to a decrease of $16.9 million in total BaaS income.  The $16.9 million decrease in total BaaS income included a $19.0 million decrease in BaaS credit enhancements related to the provision for credit losses, partially offset by a $861,000 increase in BaaS fraud enhancements, and an increase of $1.3 million in BaaS program income. The increase in BaaS program income is largely due to higher servicing and other BaaS fees, transaction fees and interchange fees and our primary BaaS source for recurring fee income (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements). Additionally, community bank loan referral fees decreased $168,000 due to the continued high interest rate environment. Other income decreased $51,000 largely due to a decrease in SBA servicing fees.

The $11.3 million increase in noninterest income over the quarter ended June 30, 2023 was primarily due to a $10.0 million increase in BaaS credit and fraud enhancements, an increase of $2.1 million in BaaS program income, partially offset by a decrease of $682,000 in loan referral fees.
Our CCBX segment continues to evolve, and we have 21 relationships, at varying stages, as of June 30, 2024.  We continue to refine the criteria for CCBX partnerships and are exiting relationships where it makes sense and are focusing on larger more established partners, with experienced management teams, existing customer bases and strong financial positions.
We launched two new lending products through our CCBX segment in the first quarter of 2024 that can reach wide, established customer bases. One was a point-of-sale installment loan program. These loans are fully disclosed and offered as standard credit products, which we believe will minimize the concerns raised with respect to more typical point of sale "Buy Now Pay Later" offerings. The second product was a new credit card that will be marketed to CCBX partner customers who satisfy heightened underwriting standards.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	June 30, 2024	March 31, 2024	June 30, 2023
Active	19	19	18
Friends and family / testing	1	1	1
Implementation / onboarding	1	1	1
Signed letters of intent	0	0	1
Wind down - active but preparing to exit relationship	0	0	1
Total CCBX relationships	21	21	22
The following table details noninterest expense for the periods indicated:

Noninterest Expense

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands; unaudited)	2024	2024	2023
Salaries and employee benefits	$17,005	$17,984	$16,309
Legal and professional expenses	3,631	3,672	4,645
Data processing and software licenses	2,924	2,892	1,972
Occupancy	1,686	1,518	1,143
Point of sale expense	852	869	814
Director and staff expenses	470	400	519
FDIC assessments	690	683	570
Excise taxes	(706)	320	531
Marketing	14	53	115
Other	1,383	1,867	1,722
Noninterest expense, excluding BaaS loan and BaaS fraud expense	27,949	30,258	28,340
BaaS loan expense	29,076	24,837	22,033
BaaS fraud expense	1,784	923	1,537
BaaS loan and fraud expense	30,860	25,760	23,570
Total noninterest expense	$58,809	$56,018	$51,910
Total noninterest expense increased $2.8 million to $58.8 million for the three months ended June 30, 2024, compared to $56.0 million for the three months ended March 31, 2024, and increased $6.9 million from $51.9 million for the three months ended June 30, 2023. The increase in noninterest expense for the quarter ended June 30, 2024, as compared to the quarter ended March 31, 2024, was primarily due to a $5.1 million increase in BaaS expense (including a $861,000 increase in BaaS fraud expense and a $4.2 million increase in BaaS loan expense) (BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and originating & servicing CCBX loans. BaaS fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter during which the loss occurs, and a portion is estimated based on historical or other information from our partners), partially offset by a $1.0 million decrease in excise taxes (due to the recording of $1.2 million business and occupation tax credit from the State of Washington as a result of a tax apportionment study completed to quantify revenue earned outside of the state of Washington. CCBX income is sourced to the state the partner is headquartered, and the majority of partners are located outside the state of Washington, therefore the credit was for taxes we paid on CCBX income to Washington state that was sourced to other states), $1.0 million decrease in salaries and employee benefits, a $484,000 decrease in other expenses as a result of unanticipated expenses in the quarter ended March 31, 2024 that did not recur in the current quarter and a $41,000 decrease in legal and professional fees as some of our risk management infrastructure projects are being completed. We continue to invest in our infrastructure and the automation of our processes so that they are scalable.

The increase in noninterest expenses for the quarter ended June 30, 2024 compared to the quarter ended June 30, 2023 were largely due to an increase of $7.3 million in BaaS partner expense (including a $7.0 million increase in BaaS loan and an increase of $247,000 in BaaS fraud expense), a $952,000 increase in data processing and software licenses due to enhancements in technology, $696,000 increase in salary and employee benefits related to hiring staff for CCBX and additional staff for our ongoing growth initiatives, partially offset by a $1.2 million decrease in business and occupation excise taxes as mentioned above, and a $1.0 million decrease in legal and professional fees as a result of risk management projects are being completed.
Provision for Income Taxes
The provision for income taxes was $3.4 million for the three months ended June 30, 2024, $1.9 million for the three months ended March 31, 2024 and $3.9 million for the second quarter of 2023.  The income tax provision was higher for the three months ended June 30, 2024 compared to the quarter ended March 31, 2024 primarily due to higher net income and lower than the quarter ended June 30, 2023 primarily due to lower net income compared to that quarter. Also contributing to the variances is the tax impact of stock equity award deductions which fluctuates based on activity. The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 2.62% for calculating the provision for state income taxes.
Financial Condition Overview
Total assets increased $96.3 million, or 2.5%, to $3.96 billion at June 30, 2024 compared to $3.87 billion at March 31, 2024.  The increase is primarily due to a $126.9 million increase in loans receivable partially offset by $8.7 million increase in the allowance for credit losses, a $55.1 million decrease in interest earning deposits held at other banks, a $6.2 million increase in the credit enhancement asset and a $1.1 million decrease in accrued interest receivable. During the quarter ended June 30, 2024, we sold $155.2 million in CCBX loans compared to $100.5 million sold during the quarter ended March 31, 2024.

Total assets increased $426.3 million, or 12.1%, to $3.96 billion at June 30, 2024, compared to $3.54 billion at June 30, 2023.  The increase is primarily due to loans receivable increasing $318.9 million, a $182.0 million increase in interest earning deposits with other banks, and an increase of $46.6 million in the credit enhancement asset, partially offset by a decrease of $61.5 million in investment securities compared to June 30, 2023.
Loans Receivable
Total loans receivable increased $126.9 million to $3.33 billion at June 30, 2024, from $3.20 billion at March 31, 2024, and increased $318.9 million from $3.01 billion at June 30, 2023.  The increase in loans receivable over the quarter ended March 31, 2024 was the result of an increase of $98.1 million in CCBX loans as we continue to build back this portfolio with new loans, subject to enhanced credit standards, following several periods of shrinking this portfolio to optimize our balance sheet, and a $28.8 million increase in community bank loans. We continue to monitor and manage the CCBX loan portfolio, and sold $155.2 million in CCBX loans during the quarter ended June 30, 2024 as part of our strategy to reduce risk, optimize the CCBX loan portfolio, maintain strong credit quality, and manage portfolio and partner limits. The change in loans receivable over the quarter ended June 30, 2023 includes CCBX loan growth of $119.9 million and community bank loan growth of $199.0 million as of June 30, 2024.

The following table summarizes the loan portfolio at the period indicated:

Consolidated	As of June 30, 2024		As of March 31, 2024		As of June 30, 2023
(dollars in thousands; unaudited)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial and industrial loans:
Capital call lines	$109,133	3.3%	$135,671	4.2%	$138,428	4.6%
All other commercial & industrial loans	186,167	5.6	201,555	6.3	215,401	7.1
Total commercial and industrial loans:	295,300	8.9	337,226	10.5	353,829	11.7
Real estate loans:
Construction, land and land development	173,064	5.2	160,862	5.0	186,706	6.2
Residential real estate	517,589	15.5	496,305	15.5	463,179	15.4
Commercial real estate	1,357,979	40.7	1,342,489	41.9	1,164,088	38.6
Consumer and other loans	990,270	29.7	870,134	27.1	846,459	28.1
Gross loans receivable	3,334,202	100.0%	3,207,016	100.0%	3,014,261	100.0%
Net deferred origination fees	(7,742)		(7,462)		(6,708)
Loans receivable	$3,326,460		$3,199,554		$3,007,553
Loan Yield (1)	11.23%		10.85%		10.85%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Please see Appendix A for additional loan portfolio detail regarding industry concentrations.
The following tables detail the community bank and CCBX loans which are included in the total loan portfolio table above.

Community Bank	As of
	June 30, 2024		March 31, 2024		June 30, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans	$144,436	7.5%	$154,395	8.2%	$155,078	9.0%
Real estate loans:
Construction, land and land development loans	173,064	9.0	160,862	8.5	186,706	10.9
Residential real estate loans	229,639	12.0	231,157	12.2	211,966	12.3
Commercial real estate loans	1,357,979	70.8	1,342,489	71.0	1,164,088	67.7
Consumer and other loans:
Other consumer and other loans	14,220	0.7	1,447	0.1	1,457	0.1
Gross Community Bank loans receivable	1,919,338	100.0%	1,890,350	100.0%	1,719,295	100.0%
Net deferred origination fees	(7,304)		(7,068)		(6,261)
Loans receivable	$1,912,034		$1,883,282		$1,713,034
Loan Yield(1)	6.52%		6.46%		6.28%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

CCBX	As of
	June 30, 2024		March 31, 2024		June 30, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$109,133	7.7%	$135,671	10.3%	$138,428	10.7%
All other commercial & industrial loans	41,731	3.0	47,160	3.6	60,323	4.7
Real estate loans:
Residential real estate loans	287,950	20.4	265,148	20.1	251,213	19.4
Consumer and other loans:
Credit cards	549,241	38.7	505,706	38.4	379,642	29.3
Other consumer and other loans	426,809	30.2	362,981	27.6	465,360	35.9
Gross CCBX loans receivable	1,414,864	100.0%	1,316,666	100.0%	1,294,966	100.0%
Net deferred origination (fees) costs	(438)		(394)		(447)
Loans receivable	$1,414,426		$1,316,272		$1,294,519
Loan Yield - CCBX (1)(2)	17.77%		17.34%		16.95%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

Deposits
Total deposits increased $80.5 million, or 2.3%, to $3.54 billion at June 30, 2024 from $3.46 billion at March 31, 2024. The increase was due to a $80.5 million increase in core deposits. Deposits in our community bank segment increased $52.9 million from $1.43 billion at March 31, 2024, to $1.49 billion at June 30, 2024 and CCBX deposits increased $27.5 million, from $2.03 billion at March 31, 2024, to $2.06 billion at June 30, 2024. The deposits from our CCBX segment are predominately classified as interest bearing demand and money market accounts. During the quarter ended June 30, 2024, noninterest bearing deposits increased $19.7 million, or 3.4%, to $593.8 million from $574.1 million at March 31, 2024. Community bank noninterest bearing deposits totaled $531.6 million or 35.7% of total community bank deposits and CCBX noninterest bearing deposits totaled $62.2 million, or 3.0% of total CCBX deposits. In the quarter ended June 30, 2024 compared to the quarter ended March 31, 2024, interest bearing demand and money market accounts increased $66.1 million, savings deposits decreased $5.3 million, and time deposits decreased $22,000. Included in total deposits is $352.3 million in IntraFi network reciprocal interest bearing demand and money market accounts as of June 30, 2024, which provides our larger deposit customers with fully insured deposits through a reciprocal agreement with other banks. Uninsured deposits decreased to $532.9 million as of June 30, 2024, compared to $495.6 million as of March 31, 2024.
Total deposits increased $380.9 million, or 12.0%, to $3.54 billion at June 30, 2024 compared to $3.16 billion at June 30, 2023. The increase is largely the result of growth in CCBX deposits. Noninterest bearing deposits decreased $131.8 million, or 18.2%, to $593.8 million at June 30, 2024 from $725.6 million at June 30, 2023 as a result of customer movement from noninterest to interest bearing accounts. Interest bearing demand and money market accounts increased $542.6 million, or 23.4%, to $2.87 billion at June 30, 2024, and savings deposits decreased $20.2 million, or 22.7%, and time deposits decreased $9.7 million, or 39.2%, in the second quarter of 2024 compared to the second quarter of 2023. Deposits in our CCBX segment increased $403.4 million, from $1.65 billion at June 30, 2023, to $2.06 billion at June 30, 2024 and community bank deposits decreased $22.5 million, from $1.51 billion at June 30, 2023, to $1.49 billion at June 30, 2024. The deposits from our CCBX segment are predominately classified as interest bearing demand and money market accounts. Uninsured deposits decreased to $532.9 million as of June 30, 2024, compared to $632.1 million as of June 30, 2023 primarily as a result of increased usage of our cash sweep and exchange services to other banks for increased FDIC insurance coverage as described below.
Additionally, as of June 30, 2024, $117.7 million in CCBX customer deposits were transferred off the Bank’s balance sheet to other financial institutions on a daily basis for additional FDIC insurance coverage. Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.

The following table summarizes the deposit portfolio for the periods indicated.

Consolidated	As of June 30, 2024		As of March 31, 2024		As of June 30, 2023
(dollars in thousands; unaudited)	Amount	Percent of Total Deposits	Balance	Percent of Total Deposits	Balance	Percent of Total Deposits
Demand, noninterest bearing	$593,789	16.8%	$574,112	16.6%	$725,592	22.9%
Interest bearing demand and money market	2,865,773	80.9	2,799,667	80.9	2,323,164	73.5
Savings	68,777	1.9	74,085	2.1	88,991	2.8
Total core deposits	3,528,339	99.6	3,447,864	99.6	3,137,747	99.2
Brokered deposits	1	0.0	1	0.0	1	—
Time deposits less than $100,000	6,741	0.2	7,199	0.2	9,741	0.3
Time deposits $100,000 and over	8,351	0.2	7,915	0.2	15,083	0.5
Total	$3,543,432	100.0%	$3,462,979	100.0%	$3,162,572	100.0%
Cost of deposits (1)	3.58%		3.49%		2.72%
(1)Cost of deposits is annualized for the three months ended for each period presented.
The following tables detail the community bank and CCBX deposits which are included in the total deposit portfolio table above.

Community Bank	As of
	June 30, 2024		March 31, 2024		June 30, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$531,555	35.7%	$515,443	35.9%	$621,012	41.1%
Interest bearing demand and money market	876,668	59.0	834,725	58.2	778,475	51.6
Savings	63,627	4.3	68,747	4.8	85,146	5.7
Total core deposits	1,471,850	99.0	1,418,915	98.9	1,484,633	98.4
Brokered deposits	1	0.0	1	0.0	1	0.0
Time deposits less than $100,000	6,741	0.5	7,199	0.5	9,741	0.6
Time deposits $100,000 and over	8,351	0.5	7,915	0.6	15,083	1.0
Total Community Bank deposits	$1,486,943	100.0%	$1,434,030	100.0%	$1,509,458	100.0%
Cost of deposits(1)	1.77%		1.66%		0.98%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX	As of
	June 30, 2024		March 31, 2024		June 30, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$62,234	3.0%	$58,669	2.9%	$104,580	6.3%
Interest bearing demand and money market	1,989,105	96.7	1,964,942	96.8	1,544,689	93.5
Savings	5,150	0.3	5,338	0.3	3,845	0.2
Total core deposits	2,056,489	100.0	2,028,949	100.0	1,653,114	100.0
BaaS-brokered deposits	—	0.0	—	0.0	—	—
Total CCBX deposits	$2,056,489	100.0%	$2,028,949	100.0%	$1,653,114	100.0%
Cost of deposits (1)	4.92%		4.93%		4.42%
(1)Cost of deposits is annualized for the three months ended for each period presented.
Borrowings
As of June 30, 2024, the Company had the capacity to borrow up to a total of $650.1 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, and an additional $50.0 million from a correspondent bank, with no borrowings outstanding on these lines as of June 30, 2024.

Shareholders’ Equity
The Company had a cash balance of $5.3 million as of June 30, 2024, which is retained for general operating purposes, including debt repayment, and for funding $593,000 in commitments to bank technology funds.
Total shareholders’ equity increased $13.0 million since March 31, 2024.  The increase in shareholders’ equity was primarily due to $11.6 million in net earnings, combined with an increase of $1.4 million in common stock outstanding as a result of equity awards exercised during the three months ended June 30, 2024.
Capital Ratios
The Company and the Bank remained well capitalized at June 30, 2024, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	9.24%	8.31%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	10.15%	9.03%	6.50%
Tier 1 Capital (to risk-weighted assets)	10.15%	9.13%	8.00%
Total Capital (to risk-weighted assets)	11.44%	11.70%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.
Asset Quality
The total allowance for credit losses was $147.9 million and 4.45% of loans receivable at June 30, 2024 compared to $139.3 million and 4.35% at March 31, 2024 and $110.8 million and 3.68% at June 30, 2023. The allowance for credit loss allocated to the CCBX portfolio was $126.9 million and 8.97% of CCBX loans receivable at June 30, 2024, with $21.0 million of allowance for credit loss allocated to the community bank or 1.10% of total community bank loans receivable.
The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of June 30, 2024			As of March 31, 2024			As of June 30, 2023
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,912,034	$1,414,426	$3,326,460	$1,883,282	$1,316,272	$3,199,554	$1,713,034	$1,294,519	$3,007,553
Allowance for credit losses	(21,045)	(126,869)	(147,914)	(21,384)	(117,874)	(139,258)	(20,653)	(90,109)	(110,762)
Allowance for credit losses to total loans receivable	1.10%	8.97%	4.45%	1.14%	8.96%	4.35%	1.21%	6.96%	3.68%
Provision for credit losses - loans totaled $61.9 million for the three months ended June 30, 2024, $79.5 million for the three months ended March 31, 2024, and $52.6 million for the three months ended June 30, 2023. Net charge-offs totaled $53.2 million for the quarter ended June 30, 2024, compared to $57.2 million for the quarter ended March 31, 2024 and $31.0 million for the quarter ended June 30, 2023. Net charge-offs as a percent of average loans decreased to 6.57% for the quarter ended June 30, 2024 compared to 7.34% for the quarter ended March 31, 2024 which we believe is a result of the steps we took to strengthen our credit quality. Provisions for credit losses – loans decreased largely due to a steadying of expected loss rates on CCBX loans receivable. CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts by indemnifying or reimbursing incurred losses, except in accordance with the program agreement for one partner where the Company was responsible for credit losses on approximately 5% of a $353.6 million loan portfolio. At June 30, 2024, our portion of this portfolio represented $17.7 million in loans. The provision on the Company's portion of the portfolio was $1.6 million for the three months ended

June 30, 2024 compared to $1.3 million for the three months ended March 31, 2024 and $1.6 million for the three months ended June 30, 2023.
Net charge-offs for this $17.7 million in loans were $1.3 million for the three months ended June 30, 2024, compared to $2.1 million for the three months ended March 31, 2024 and $917,000 for the three months ended June 30, 2023.
The following table details net charge-offs for the community bank and CCBX for the period indicated:

	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$2	$55,205	$55,207	$15	$58,979	$58,994	$9	$32,290	$32,299
Gross recoveries	(4)	(1,969)	(1,973)	(4)	(1,772)	(1,776)	—	(1,340)	(1,340)
Net charge-offs	$(2)	$53,236	$53,234	$11	$57,207	$57,218	$9	$30,950	$30,959
Net charge-offs to average loans (1)	0.00%	15.72%	6.57%	0.00%	18.18%	7.34%	0.00%	9.78%	4.19%

	Six Months Ended
	June 30, 2024			June 30, 2023
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$17	$114,184	$114,201	$59	$66,407	$66,466
Gross recoveries	(8)	(3,741)	(3,749)	(5)	(3,200)	(3,205)
Net charge-offs	$9	$110,443	$110,452	$54	$63,207	$63,261
Net charge-offs to average loans (1)	0.00%	16.90%	6.95%	0.01%	10.92%	4.50%
(1) Annualized calculations shown for periods presented.
The decrease in the Company’s provision for credit losses - loans during the quarter ended June 30, 2024, is largely the result of a steadying of expected loss rates in our CCBX portfolio. During the quarter ended June 30, 2024, a $62.2 million provision for credit losses - loans was recorded for CCBX partner loans based on management’s analysis, compared to the $79.7 million provision for credit losses - loans that was recorded for CCBX for the quarter ended March 31, 2024, largely as a result of the mix in CCBX loans receivable. CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by indemnifying or reimbursing incurred losses.
In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX credit losses and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Expected losses are recorded in the allowance for credit losses. The credit enhancement asset is relieved when credit enhancement recoveries are received from the CCBX partner. If our partner is unable to fulfill their contracted obligations then the Bank could be exposed to additional credit losses. Management regularly evaluates and manages this counterparty risk.
The factors used in management’s analysis for community bank credit losses indicated that a provision recapture of $341,000 and was needed for the quarter ended June 30, 2024 compared to provision recaptures of $199,000 and $47,000 for the quarters ended March 31, 2024 and June 30, 2023, respectively.
The following table details the provision expense/(recapture) for the community bank and CCBX for the period indicated:

	Three Months Ended			Six Months Ended
(dollars in thousands; unaudited)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Community bank	$(341)	$(199)	$(47)	$(540)	$381
CCBX	62,231	79,717	52,645	141,948	95,761
Total provision expense	$61,890	$79,518	$52,598	$141,408	$96,142

At June 30, 2024, our nonperforming assets were $53.2 million, or 1.34% of total assets, compared to $54.9 million, or 1.42%, of total assets, at March 31, 2024, and $33.7 million, or 0.95% of total assets, at June 30, 2023. These ratios are impacted by CCBX loans over 90 days delinquent that are covered by CCBX partner credit enhancements. As of June 30, 2024, $43.9 million of the $45.2 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements described above. Nonperforming assets decreased $1.7 million during the quarter ended June 30, 2024, compared to the quarter ended March 31, 2024, primarily due to a $1.7 million decrease in CCBX loans that are past due 90 days or more and still accruing. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we anticipate that balances 90 days past due or more and still accruing will generally increase as those loan portfolios grow. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. There were no repossessed assets or other real estate owned at June 30, 2024. Our nonperforming loans to loans receivable ratio was 1.60% at June 30, 2024, compared to 1.71% at March 31, 2024, and 1.12% at June 30, 2023.
For the quarter ended June 30, 2024, there were $2,000 community bank net recoveries and $7.9 million nonperforming community bank loans, including a multifamily loan for $6.9 million with a $1.1 million reserve to align with purchase sale agreement. For the quarter ended June 30, 2024 $53.2 million in net charge-offs were recorded on CCBX loans. These CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses.
The following table details the Company’s nonperforming assets for the periods indicated.

Consolidated
(dollars in thousands; unaudited)	As of June 30, 2024	As of March 31, 2024	As of June 30, 2023
Nonaccrual loans:
Commercial and industrial loans	$—	$—	$5
Real estate loans:
Construction, land and land development	—	—	66
Residential real estate	213	212	186
Commercial real estate	7,731	7,731	7,142
Total nonaccrual loans	7,944	7,943	7,399
Accruing loans past due 90 days or more:
Commercial & industrial loans	1,278	1,793	808
Real estate loans:
Residential real estate loans	2,722	1,796	1,722
Consumer and other loans:
Credit cards	36,465	37,603	18,306
Other consumer and other loans	4,779	5,731	5,492
Total accruing loans past due 90 days or more	45,244	46,923	26,328
Total nonperforming loans	53,188	54,866	33,727
Real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$53,188	$54,866	$33,727
Total nonaccrual loans to loans receivable	0.24%	0.25%	0.25%
Total nonperforming loans to loans receivable	1.60%	1.71%	1.12%
Total nonperforming assets to total assets	1.34%	1.42%	0.95%

The following tables detail the community bank and CCBX nonperforming assets which are included in the total nonperforming assets table above.

Community Bank	As of
(dollars in thousands; unaudited)	June 30, 2024	March 31, 2024	June 30, 2023
Nonaccrual loans:
Commercial and industrial loans	$—	$—	$5
Real estate:
Construction, land and land development	—	—	66
Residential real estate	213	212	186
Commercial real estate	7,731	7,731	7,142
Total nonaccrual loans	7,944	7,943	7,399
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	7,944	7,943	7,399
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$7,944	$7,943	$7,399
Total community bank nonperforming assets to total consolidated assets	0.20%	0.21%	0.21%

CCBX	As of
(dollars in thousands; unaudited)	June 30, 2024	March 31, 2024	June 30, 2023
Nonaccrual loans	$—	$—	$—
Accruing loans past due 90 days or more:
Commercial & industrial loans	1,278	1,793	808
Real estate loans:
Residential real estate loans	2,722	1,796	1,722
Consumer and other loans:
Credit cards	36,465	37,603	18,306
Other consumer and other loans	4,779	5,731	5,492
Total accruing loans past due 90 days or more	45,244	46,923	26,328
Total nonperforming loans	45,244	46,923	26,328
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$45,244	$46,923	$26,328
Total CCBX nonperforming assets to total consolidated assets	1.14%	1.21%	0.74%
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $3.96 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers, digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

CCB-ER
Contact
Eric Sprink, Chief Executive Officer, (425) 357-3659
Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed and in any of our subsequent filings with the Securities and Exchange Commission.
If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	June 30, 2024	March 31, 2024	June 30, 2023
Cash and due from banks	$59,995	$32,790	$29,783
Interest earning deposits with other banks	427,250	482,338	245,277
Investment securities, available for sale, at fair value	39	41	98,167
Investment securities, held to maturity, at amortized cost	49,174	50,049	12,563
Other investments	10,664	10,583	12,037
Loans held for sale	—	797	35,923
Loans receivable	3,326,460	3,199,554	3,007,553
Allowance for credit losses	(147,914)	(139,258)	(110,762)
Total loans receivable, net	3,178,546	3,060,296	2,896,791
CCBX credit enhancement asset	143,485	137,276	96,928
CCBX receivable	11,520	10,369	19,113
Premises and equipment, net	24,526	22,995	18,903
Lease right-of-use assets	5,635	5,756	6,216
Accrued interest receivable	23,617	24,681	21,581
Bank-owned life insurance, net	13,132	12,991	12,873
Deferred tax asset, net	2,221	2,221	25,764
Other assets	11,742	12,075	3,364
Total assets	$3,961,546	$3,865,258	$3,535,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$3,543,432	$3,462,979	$3,162,572
Subordinated debt, net	44,219	44,181	44,069
Junior subordinated debentures, net	3,591	3,590	3,589
Deferred compensation	405	442	547
Accrued interest payable	999	1,061	766
Lease liabilities	5,821	5,946	6,413
CCBX payable	34,536	33,095	27,714
Other liabilities	11,850	10,255	16,951
Total liabilities	3,644,853	3,561,549	3,262,621

SHAREHOLDERS’ EQUITY
Common stock	132,989	131,601	128,315
Retained earnings	183,706	172,110	146,029
Accumulated other comprehensive loss, net of tax	(2)	(2)	(1,682)
Total shareholders’ equity	316,693	303,709	272,662
Total liabilities and shareholders’ equity	$3,961,546	$3,865,258	$3,535,283

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$90,944	$84,621	$80,199
Interest on interest earning deposits with other banks	5,683	4,780	2,678
Interest on investment securities	686	1,034	653
Dividends on other investments	174	37	156
Total interest income	97,487	90,472	83,686
INTEREST EXPENSE
Interest on deposits	30,578	28,867	20,675
Interest on borrowed funds	672	669	661
Total interest expense	31,250	29,536	21,336
Net interest income	66,237	60,936	62,350
PROVISION FOR CREDIT LOSSES	62,325	83,158	52,253
Net interest income/(expense) after provision for credit losses	3,912	(22,222)	10,097
NONINTEREST INCOME
Deposit service charges and fees	946	908	989
Loan referral fees	—	168	682
Gain on sales of loans, net	—	—	23
Unrealized gain (loss) on equity securities, net	9	15	155
Other income	257	308	234
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,212	1,399	2,083
Servicing and other BaaS fees	1,525	1,131	895
Transaction fees	1,309	1,122	1,052
Interchange fees	1,625	1,539	975
Reimbursement of expenses	1,637	1,033	1,026
BaaS program income	6,096	4,825	3,948
BaaS credit enhancements	60,826	79,808	51,027
BaaS fraud enhancements	1,784	923	1,537
BaaS indemnification income	62,610	80,731	52,564
Total noninterest income	69,918	86,955	58,595
NONINTEREST EXPENSE
Salaries and employee benefits	17,005	17,984	16,309
Occupancy	1,686	1,518	1,143
Data processing and software licenses	2,924	2,892	1,972
Legal and professional expenses	3,631	3,672	4,645
Point of sale expense	852	869	814
Excise taxes	(706)	320	531
Federal Deposit Insurance Corporation ("FDIC") assessments	690	683	570
Director and staff expenses	470	400	519
Marketing	14	53	115
Other expense	1,383	1,867	1,722
Noninterest expense, excluding BaaS loan and BaaS fraud expense	27,949	30,258	28,340
BaaS loan expense	29,076	24,837	22,033
BaaS fraud expense	1,784	923	1,537
BaaS loan and fraud expense	30,860	25,760	23,570
Total noninterest expense	58,809	56,018	51,910
Income before provision for income taxes	15,021	8,715	16,782
PROVISION FOR INCOME TAXES	3,425	1,915	3,876
NET INCOME	$11,596	$6,800	$12,906
Basic earnings per common share	$0.86	$0.51	$0.97
Diluted earnings per common share	$0.84	$0.50	$0.95
Weighted average number of common shares outstanding:
Basic	13,412,667	13,340,997	13,275,640
Diluted	13,736,508	13,676,917	13,597,763

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Six Months Ended
	June 30, 2024	June 30, 2023
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$175,565	$146,630
Interest on interest earning deposits with other banks	10,463	5,775
Interest on investment securities	1,720	1,206
Dividends on other investments	211	186
Total interest income	187,959	153,797
INTEREST EXPENSE
Interest on deposits	59,445	35,633
Interest on borrowed funds	1,341	1,323
Total interest expense	60,786	36,956
Net interest income	127,173	116,841
PROVISION FOR CREDIT LOSSES	145,483	95,950
Net interest income/(expense) after provision for credit losses	(18,310)	20,891
NONINTEREST INCOME
Deposit service charges and fees	1,854	1,899
Loan referral fees	168	682
Gain on sales of loans, net	—	146
Unrealized gain (loss) on equity securities, net	24	194
Other income	565	533
Noninterest income, excluding BaaS program income and BaaS indemnification income	2,611	3,454
Servicing and other BaaS fees	2,656	1,843
Transaction fees	2,431	1,969
Interchange fees	3,164	1,764
Reimbursement of expenses	2,670	1,947
BaaS program income	10,921	7,523
BaaS credit enhancements	140,634	93,389
BaaS fraud enhancements	2,707	3,536
BaaS indemnification income	143,341	96,925
Total noninterest income	156,873	107,902
NONINTEREST EXPENSE
Salaries and employee benefits	34,989	31,884
Occupancy	3,204	2,362
Data processing and software licenses	5,816	3,812
Legal and professional expenses	7,303	7,707
Point of sale expense	1,721	1,567
Excise taxes	(386)	986
Federal Deposit Insurance Corporation ("FDIC") assessments	1,373	1,165
Director and staff expenses	870	1,145
Marketing	67	210
Other expense	3,250	2,612
Noninterest expense, excluding BaaS loan and BaaS fraud expense	58,207	53,450
BaaS loan expense	53,913	39,587
BaaS fraud expense	2,707	3,536
BaaS loan and fraud expense	56,620	43,123
Total noninterest expense	114,827	96,573
Income before provision for income taxes	23,736	32,220
PROVISION FOR INCOME TAXES	5,340	6,923
NET INCOME	$18,396	$25,297
Basic earnings per common share	$1.38	$1.91
Diluted earnings per common share	$1.34	$1.86
Weighted average number of common shares outstanding:
Basic	13,376,832	13,236,517
Diluted	13,706,713	13,603,594

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$418,165	$5,683	5.47%	$350,868	$4,780	5.48%	$211,369	$2,678	5.08%
Investment securities, available for sale (2)	43	—	3.13	64,878	349	2.16	100,278	534	2.14
Investment securities, held to maturity (2)	49,737	686	5.55	50,490	685	5.46	10,047	119	4.75
Other investments	10,592	174	6.61	10,262	37	1.45	11,773	156	5.31
Loans receivable (3)	3,258,042	90,944	11.23	3,137,271	84,621	10.85	2,965,287	80,199	10.85
Total interest earning assets	3,736,579	97,487	10.49	3,613,769	90,472	10.07	3,298,754	83,686	10.18
Noninterest earning assets:
Allowance for credit losses	(138,472)			(114,985)			(87,713)
Other noninterest earning assets	255,205			229,437			194,747
Total assets	$3,853,312			$3,728,221			$3,405,788

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$2,854,575	$30,578	4.31%	$2,728,884	$28,867	4.25%	$2,326,702	$20,675	3.56%
FHLB advances and other borrowings	1,648	3	0.73	5	—	5.43	—	—	—
Subordinated debt	44,197	598	5.44	44,159	598	5.45	44,047	596	5.43
Junior subordinated debentures	3,590	71	7.95	3,590	71	7.95	3,589	65	7.26
Total interest bearing liabilities	2,904,010	31,250	4.33	2,776,638	29,536	4.28	2,374,338	21,336	3.60
Noninterest bearing deposits	584,661			595,693			717,256
Other liabilities	58,267			58,829			49,085
Total shareholders' equity	306,374			297,061			265,109
Total liabilities and shareholders' equity	$3,853,312			$3,728,221			$3,405,788
Net interest income		$66,237			$60,936			$62,350
Interest rate spread			6.17%			5.79%			6.57%
Net interest margin (4)			7.13%			6.78%			7.58%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,895,699	$30,741	6.52%	$1,871,414	$30,052	6.46%	$1,695,881	$26,567	6.28%
Total interest earning assets	1,895,699	30,741	6.52	1,871,414	30,052	6.46	1,695,881	26,567	6.28
Liabilities
Interest bearing liabilities:
Interest bearing deposits	938,033	6,459	2.77%	922,340	6,013	2.62%	875,760	3,663	1.68%
Intrabank liability	429,452	5,836	5.47	410,993	5,599	5.48	196,552	2,490	5.08
Total interest bearing liabilities	1,367,485	12,295	3.62	1,333,333	11,612	3.50	1,072,312	6,153	2.30
Noninterest bearing deposits	528,214			538,081			623,570
Net interest income		$18,446			$18,440			$20,414
Net interest margin(3)			3.91%			3.96%			4.83%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,362,343	$60,203	17.77%	$1,265,857	$54,569	17.34%	$1,269,406	$53,632	16.95%
Intrabank asset	610,646	8,299	5.47	598,299	8,151	5.48	275,222	3,487	5.08
Total interest earning assets	1,972,989	68,502	13.96	1,864,156	62,720	13.53	1,544,628	57,119	14.83
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,916,542	24,119	5.06%	1,806,544	22,854	5.09%	1,450,942	17,012	4.70%
Total interest bearing liabilities	1,916,542	24,119	5.06	1,806,544	22,854	5.09	1,450,942	17,012	4.70
Noninterest bearing deposits	56,447			57,612			93,686
Net interest income		$44,383			$39,866			$40,107
Net interest margin(3)			9.05%			8.60%			10.41%
Net interest margin, net of Baas loan expense (5)			3.12%			3.24%			4.69%

	For the Three Months Ended
	June 30, 2024			March 31, 2024				June 30, 2023
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$418,165	$5,683	5.47%	$350,868		$4,780	5.48%	$211,369	$2,678	5.08%
Investment securities, available for sale (6)	43	—	3.13	64,878		349	2.16	100,278	534	2.14
Investment securities, held to maturity (6)	49,737	686	5.55	50,490		685	5.46	10,047	119	4.75
Other investments	10,592	174	6.61	10,262		37	1.45	11,773	156	5.31
Total interest earning assets	478,537	6,543	5.50%	476,498	—	5,851	4.94%	333,467	3,487	4.19%
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	$1,648	$3	0.73%	5		—	5.43%	—	—	—%
Subordinated debt	44,197	598	5.44%	44,159		598	5.45%	44,047	596	5.43%
Junior subordinated debentures	3,590	71	7.95	3,590		71	7.95	3,589	65	7.26
Intrabank liability, net (7)	181,194	2,463	5.47	187,306		2,552	5.48	78,670	997	5.08
Total interest bearing liabilities	230,629	3,135	5.47	235,060		3,221	5.51	126,306	1,658	5.27
Net interest income		$3,408				$2,630			$1,829
Net interest margin(3)			2.86%				2.22%			2.20%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
(Dollars in thousands; unaudited)

	For the Six Months Ended
	June 30, 2024			June 30, 2023
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$384,517	$10,463	5.47%	$241,368	$5,775	4.82%
Investment securities, available for sale (2)	32,460	349	2.16	100,276	1,069	2.15
Investment securities, held to maturity (2)	50,114	1,371	5.50	6,023	137	4.59
Other investments	10,427	211	4.07	11,206	186	3.35
Loans receivable (3)	3,197,656	175,565	11.04	2,837,442	146,630	10.42
Total interest earning assets	3,675,174	187,959	10.28	3,196,315	153,797	9.70
Noninterest earning assets:
Allowance for credit losses	(126,729)			(84,417)
Other noninterest earning assets	242,321			183,516
Total assets	$3,790,766			$3,295,414

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$2,791,729	$59,445	4.28%	$2,199,168	$35,633	3.27%
FHLB advances and other borrowings	827	3	0.73	—	—	—
Subordinated debt	44,178	1,196	5.44	44,028	1,195	5.47
Junior subordinated debentures	3,590	142	7.95	3,588	128	7.19
Total interest bearing liabilities	2,840,324	60,786	4.30	2,246,784	36,956	3.32
Noninterest bearing deposits	590,177			746,436
Other liabilities	58,548			43,299
Total shareholders' equity	301,718			258,895
Total liabilities and shareholders' equity	$3,790,767			$3,295,414
Net interest income		$127,173			$116,841
Interest rate spread			5.98%			6.39%
Net interest margin (4)			6.96%			7.37%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT – YEAR-TO-DATE
(Dollars in thousands; unaudited)

	For the Six Months Ended
	June 30, 2024			June 30, 2023
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,883,557	$60,793	6.49%	$1,670,076	$50,779	6.13%
Total interest earning assets	1,883,557	60,793	6.49	1,670,076	50,779	6.13
Liabilities
Interest bearing liabilities:
Interest bearing deposits	930,186	12,472	2.70%	864,518	6,197	1.45%
Intrabank liability	420,224	11,435	5.47	145,890	3,569	4.93
Total interest bearing liabilities	1,350,410	23,907	3.56	1,010,408	9,766	1.95
Noninterest bearing deposits	533,147			659,668
Net interest income		$36,886			$41,013
Net interest margin(3)			3.94%			4.95%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,314,099	$114,772	17.56%	$1,167,366	$95,851	16.56%
Intrabank asset	604,474	16,450	5.47	254,052	6,139	4.87
Total interest earning assets	1,918,573	131,222	13.75	1,421,418	101,990	14.47
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,861,543	46,973	5.07%	1,334,650	29,436	4.45%
Total interest bearing liabilities	1,861,543	46,973	5.07	1,334,650	29,436	4.45
Noninterest bearing deposits	57,030			86,768
Net interest income		$84,249			$72,554
Net interest margin(3)			8.83%			10.29%
Net interest margin, net of Baas loan expense (5)			3.18%			4.68%

	For the Six Months Ended
	June 30, 2024			June 30, 2023
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$384,517	$10,463	5.47%	$241,368	$5,775	4.82%
Investment securities, available for sale (6)	32,460	349	2.16	100,276	1,069	2.15
Investment securities, held to maturity (6)	50,114	1,371	5.50	6,023	137	4.59
Other investments	10,427	211	4.07	11,206	186	3.35
Total interest earning assets	477,518	12,394	5.22	358,873	7,167	4.03
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	827	3	0.73%	—	—	—%
Subordinated debt	44,178	1,196	5.44	44,028	1,195	5.47
Junior subordinated debentures	3,590	142	7.95	3,588	128	7.19
Intrabank liability, net (7)	184,250	5,015	5.47	108,162	2,570	4.79
Total interest bearing liabilities	232,845	6,356	5.49	155,778	3,893	5.04
Net interest income		$6,038			$3,274
Net interest margin(3)			2.54%			1.84%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

COASTAL FINANCIAL CORPORATION
QUARTERLY STATISTICS
(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Income Statement Data:
Interest and dividend income	$97,487	$90,472	$88,243	$88,331	$83,686
Interest expense	31,250	29,536	28,586	26,102	21,336
Net interest income	66,237	60,936	59,657	62,229	62,350
Provision for credit losses	62,325	83,158	60,789	27,253	52,253
Net interest (expense)/ income after provision for credit losses	3,912	(22,222)	(1,132)	34,976	10,097
Noninterest income	69,918	86,955	64,694	34,579	58,595
Noninterest expense	58,809	56,018	51,703	56,501	51,910
Provision for income tax	3,425	1,915	2,847	2,784	3,876
Net income	11,596	6,800	9,012	10,270	12,906

	As of and for the Three Month Period
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Balance Sheet Data:
Cash and cash equivalents	$487,245	$515,128	$483,128	$474,946	$275,060
Investment securities	49,213	50,090	150,364	141,489	110,730
Loans held for sale	—	797	—	—	35,923
Loans receivable	3,326,460	3,199,554	3,026,092	2,967,035	3,007,553
Allowance for credit losses	(147,914)	(139,258)	(116,958)	(101,085)	(110,762)
Total assets	3,961,546	3,865,258	3,753,366	3,678,265	3,535,283
Interest bearing deposits	2,949,643	2,888,867	2,735,161	2,637,914	2,436,980
Noninterest bearing deposits	593,789	574,112	625,202	651,786	725,592
Core deposits (1)	3,528,339	3,447,864	3,342,004	3,269,082	3,137,747
Total deposits	3,543,432	3,462,979	3,360,363	3,289,700	3,162,572
Total borrowings	47,810	47,771	47,734	47,695	47,658
Total shareholders’ equity	316,693	303,709	294,978	284,450	272,662

Share and Per Share Data (2):
Earnings per share – basic	$0.86	$0.51	$0.68	$0.77	$0.97
Earnings per share – diluted	$0.84	$0.50	$0.66	$0.75	$0.95
Dividends per share	—	—	—	—	—
Book value per share (3)	$23.54	$22.65	$22.17	$21.38	$20.50
Tangible book value per share (4)	$23.54	$22.65	$22.17	$21.38	$20.50
Weighted avg outstanding shares – basic	13,412,667	13,340,997	13,286,828	13,285,974	13,275,640
Weighted avg outstanding shares – diluted	13,736,508	13,676,917	13,676,513	13,675,833	13,597,763
Shares outstanding at end of period	13,453,805	13,407,320	13,304,339	13,302,449	13,300,809
Stock options outstanding at end of period	286,119	309,069	354,969	356,359	357,999
See footnotes on following page

	As of and for the Three Month Period
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Credit Quality Data:
Nonperforming assets (5) to total assets	1.34%	1.42%	1.43%	1.18%	0.95%
Nonperforming assets (5) to loans receivable and OREO	1.60%	1.71%	1.78%	1.47%	1.12%
Nonperforming loans (5) to total loans receivable	1.60%	1.71%	1.78%	1.47%	1.12%
Allowance for credit losses to nonperforming loans	278.1%	253.8%	217.2%	232.2%	328.4%
Allowance for credit losses to total loans receivable	4.45%	4.35%	3.86%	3.41%	3.68%
Gross charge-offs	$55,207	$58,994	$47,652	$37,879	$32,299
Gross recoveries	$1,973	$1,776	$2,781	$1,045	$1,340
Net charge-offs to average loans (6)	6.57%	7.34%	5.92%	4.77%	4.19%

Capital Ratios:
Company
Tier 1 leverage capital	8.31%	8.24%	8.10%	8.03%	8.16%
Common equity Tier 1 risk-based capital	9.03%	8.98%	9.10%	9.00%	8.36%
Tier 1 risk-based capital	9.13%	9.08%	9.20%	9.11%	8.47%
Total risk-based capital	11.70%	11.70%	11.87%	11.80%	11.12%
Bank
Tier 1 leverage capital	9.24%	9.19%	9.06%	8.99%	9.16%
Common equity Tier 1 risk-based capital	10.15%	10.14%	10.30%	10.21%	9.52%
Tier 1 risk-based capital	10.15%	10.14%	10.30%	10.21%	9.52%
Total risk-based capital	11.44%	11.43%	11.58%	11.48%	10.80%
(1)Core deposits are defined as all deposits excluding brokered and all time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measures are presented to illustrate the impact of BaaS loan expense on net loan income and yield on CCBX loans and the impact of BaaS loan expense on net interest income and net interest margin.
Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.

Net interest income net of BaaS loan expense is a non-GAAP measure that includes the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
Net interest margin, net of BaaS loan expense is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is net interest margin.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands; unaudited)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	17.77%	17.34%	16.95%	17.56%	16.56%
Total average CCBX loans receivable	$1,362,343	$1,265,857	$1,269,406	$1,314,099	$1,167,366
Interest and earned fee income on CCBX loans (GAAP)	60,203	54,569	53,632	114,772	95,851
BaaS loan expense	(29,076)	(24,837)	(22,033)	(53,913)	(39,587)
Net BaaS loan income	$31,127	$29,732	$31,599	$60,859	$56,264
Net BaaS loan income divided by average CCBX loans (1)	9.19%	9.45%	9.98%	9.31%	9.72%
Net interest margin, net of BaaS loan expense:
CCBX interest margin (1)	9.05%	8.60%	10.41%	8.83%	10.29%
CCBX earning assets	1,972,989	1,864,156	1,544,628	1,918,573	1,421,418
Net interest income	44,383	39,866	40,107	84,249	72,554
Less: BaaS loan expense	(29,076)	(24,837)	(22,033)	(53,913)	(39,587)
Net interest income, net of BaaS loan expense	$15,307	$15,029	$18,074	$30,336	$32,967
CCBX net interest margin, net of BaaS loan expense (1)	3.12%	3.24%	4.69%	3.18%	4.68%
(1) Annualized calculations for periods presented.

APPENDIX A -
As of June 30, 2024
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $3.33 billion in outstanding loan balances. When combined with $2.81 billion in unused commitments the total of these categories is $6.15 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 40.7% of our total balance of outstanding loans as of June 30, 2024. Unused commitments to extend credit represents an additional $50.5 million, and the combined total in commercial real estate loans represents $1.41 billion, or 22.9% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our commercial real estate portfolio as of June 30, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$356,303	$6,339	$362,642	5.9%	$3,426	104
Hotel/Motel	168,659	592	169,251	2.8	6,746	25
Convenience Store	143,007	885	143,892	2.3	2,307	62
Office	124,462	8,177	132,639	2.2	1,383	90
Warehouse	117,498	2,000	119,498	1.9	1,958	60
Retail	104,936	644	105,580	1.7	999	105
Mixed use	92,480	8,236	100,716	1.6	1,075	86
Mini Storage	79,728	18,998	98,726	1.6	3,322	24
Strip Mall	44,260	—	44,260	0.7	6,323	7
Manufacturing	34,837	1,200	36,037	0.6	1,201	29
Groups < 0.70% of total	91,809	3,415	95,224	1.6	1,120	82
Total	$1,357,979	$50,486	$1,408,465	22.9%	$2,015	674
Consumer loans comprise 29.7% of our total balance of outstanding loans as of June 30, 2024. Unused commitments to extend credit represents an additional $1.53 billion, and the combined total in consumer and other loans represents $2.52 billion, or 40.9% of our total outstanding loans and loan commitments. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $1,100. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested, including quarterly testing for partners with portfolio balances greater than $10.0 million.

The following table summarizes our loan commitment by industry for our consumer and other loan portfolio as of June 30, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$549,241	$1,517,881	$2,067,122	33.6%	$1.6	352,248
Installment loans	418,358	900	419,258	6.8	1.0	404,850
Lines of credit	7,568	6,990	14,558	0.3	—	159,987
Other loans	883	—	883	0.0	0.1	8,163
Community bank consumer loans
Installment loans	1,256	—	1,256	0.0	59.8	21
Lines of credit	215	343	558	0.0	6.1	35
Other loans	12,749	—	12,749	0.2	39.8	320
Total	$990,270	$1,526,114	$2,516,384	40.9%	$1.1	925,624
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Residential real estate loans comprise 15.5% of our total balance of outstanding loans as of June 30, 2024. Unused commitments to extend credit represents an additional $524.5 million, and the combined total in residential real estate loans represents $1.04 billion, or 17.0% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our residential real estate loan portfolio as of June 30, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$287,950	$474,603	$762,553	12.4%	$25	11,514
Community bank residential real estate loans
Closed end, secured by first liens	193,976	2,959	196,935	3.2	606	320
Home equity line of credit	26,639	46,091	72,730	1.2	113	236
Closed end, second liens	9,024	885	9,909	0.2	291	31
Total	$517,589	$524,538	$1,042,127	17.0%	$43	12,101
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Commercial and industrial loans comprise 8.9% of our total balance of outstanding loans as of June 30, 2024. Unused commitments to extend credit represents an additional $620.6 million, and the combined total in commercial and industrial loans represents $915.9 million, or 14.9% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $109.1 million in outstanding capital call lines, with an additional $515.0 million in available loan commitments which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every capital call line.

The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of June 30, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Consolidated C&I loans
Capital Call Lines	$109,133	$515,045	$624,178	10.2%	$774	141
Construction/Contractor Services	26,467	36,818	63,285	1.0	136	195
Financial Institutions	48,648	—	48,648	0.8	4,054	12
Retail	38,720	6,015	44,735	0.7	16	2,448
Manufacturing	6,844	5,332	12,176	0.2	159	43
Medical / Dental / Other Care	9,053	1,126	10,179	0.2	604	15
Groups < 0.20% of total	56,435	56,261	112,696	1.8	55	1,026
Total	$295,300	$620,597	$915,897	14.9%	$76	3,880
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Construction, land and land development loans comprise 5.2% of our total balance of outstanding loans as of June 30, 2024. Unused commitments to extend credit represents an additional $90.1 million, and the combined total in construction, land and land development loans represents $263.2 million, or 4.3% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of June 30, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$110,372	$60,912	$171,284	2.8%	$7,358	15
Residential construction	34,652	23,805	58,457	1.0	1,824	19
Developed land loans	13,954	1,269	15,223	0.2	734	19
Undeveloped land loans	8,372	3,760	12,132	0.2	558	15
Land development	5,714	345	6,059	0.1	571	10
Total	$173,064	$90,091	$263,155	4.3%	$2,219	78

Exposure and risk in our construction, land and land development portfolio is somewhat higher in the current period compared to previous periods as indicated in the following table:

	Outstanding Balance as of
(dollars in thousands; unaudited)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Commercial construction	$110,372	$102,099	$81,489	$91,396	$78,079
Residential construction	34,652	28,751	34,213	33,971	35,032
Undeveloped land loans	8,372	8,190	7,890	8,310	42,530
Developed land loans	13,954	14,307	20,515	21,369	18,735
Land development	5,714	7,515	12,993	12,640	12,330
Total	$173,064	$160,862	$157,100	$167,686	$186,706
Commitments to extend credit total $2.81 billion at June 30, 2024, however we do not anticipate our customers using the $2.81 billion that is showing as available.
The following table presents outstanding commitments to extend credit as of June 30, 2024:

Consolidated
(dollars in thousands; unaudited)	As of June 30, 2024
Commitments to extend credit:
Commercial and industrial loans	$105,552
Commercial and industrial loans - capital call lines	515,045
Construction – commercial real estate loans	65,941
Construction – residential real estate loans	24,150
Residential real estate loans	524,538
Commercial real estate loans	50,486
Credit cards	1,517,881
Consumer and other loans	8,233
Total commitments to extend credit	$2,811,826
We have individual CCBX partner portfolio limits with our each of our partners to manage loan concentration risk, liquidity risk, and counter-party partner risk. For example, as of June 30, 2024, capital call lines outstanding balance totaled $109.1 million, and while commitments totaled $515.0 million the commitments are limited to a maximum of $350.0 million by agreement with the partner. If a CCBX partner goes over their individual limit, it would be a breach of their contract and the Bank may impose penalties and would not be required to fund the loan.

See the table below for CCBX portfolio maximums and related available commitments:

CCBX
(dollars in thousands; unaudited)	Balance	Percent of CCBX loans receivable	Available Commitments (1)	Maximum Portfolio Size	Cash Reserve/Pledge Account Amount (2)
Commercial and industrial loans:
Capital call lines	$109,133	7.7%	$515,045	$350,000	$—
All other commercial & industrial loans	41,731	3.0	14,404	293,901	524
Real estate loans:
Home equity lines of credit (3)	287,950	20.4	474,603	375,000	34,155
Consumer and other loans:
Credit cards - cash secured	151		—		—
Credit cards - unsecured	549,090		1,517,881		29,219
Credit cards - total	549,241	38.7	1,517,881	782,024	29,219
Installment loans - cash secured	100,698		900		—
Installment loans - unsecured	317,660		—		1,400
Installment loans - total	418,358	29.6	900	1,501,381	1,400
Other consumer and other loans	8,451	0.6	6,990	127,694	420
Gross CCBX loans receivable	1,414,864	100.0%	2,529,823	3,430,000	$65,718
Net deferred origination fees	(438)
Loans receivable	$1,414,426
(1) Remaining commitment available, net of outstanding balance.
(2) Balances are as of July 5, 2024.
(3) These home equity lines of credit are secured by residential real estate and are accessed by using a credit card, but are classified as 1-4 family residential properties per regulatory guidelines.

APPENDIX B -
As of June 30, 2024
CCBX – BaaS Reporting Information
During the quarter ended June 30, 2024, $60.8 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans, unfunded commitments and negative deposit accounts. When the provision for credit losses - loans and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to indemnify or reimburse losses. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing incurred fraud losses. BaaS fraud includes noncredit fraud losses on loans and deposits originated through partners. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. Many CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligation then the bank would be exposed to additional loan and deposit losses if the cash flows on the loans were not sufficient to fund the reimbursement of loan losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account the Bank may consider an alternative plan for funding the cash reserve. This may involve the possibility of adjusting the funding amounts or timelines to better align with the partner's specific situation. If a mutually agreeable funding plan is not agreed to, the Bank could declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. The Bank would evaluate any remaining credit enhancement asset from the CCBX partner in the event the partner failed to determine if a write-off is appropriate. If a write-off occurs, the Bank would retain the full yield and any fee income on the loan portfolio going forward, and our BaaS loan expense would decrease once default occurred and payments to the CCBX partner were stopped.
The Bank records contractual interest earned from the borrower on CCBX partner loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended			Six Months Ended
(dollars in thousands; unaudited)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Yield on loans (1)	17.77%	17.34%	16.95%	17.56%	16.56%
BaaS loan interest income	$60,203	$54,569	$53,632	$114,772	$95,851
Less: BaaS loan expense	29,076	24,837	22,033	53,913	39,587
Net BaaS loan income (2)	31,127	29,732	31,599	60,859	56,264
Net BaaS loan income divided by average BaaS loans (1)(2)	9.19%	9.45%	9.98%	9.31%	9.72%
(1) Annualized calculation for quarterly periods shown.
(2) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
An increase in CCBX loans receivable resulted in increased interest income on CCBX loans during the quarter ended June 30, 2024 compared to the quarter ended March 31, 2024. The increase in CCBX loans receivable was primarily due to growth in the CCBX loan portfolio as part of our strategy to optimize the CCBX loan portfolio and strengthen our balance sheet through originating higher quality new loans and enhanced credit standards. Increased interest rates and growth in CCBX loans and deposits has resulted in increases in interest income and expense for the quarter ended June 30, 2024 compared to the quarter ended June 30, 2023.
The following tables are a summary of the interest components, direct fees, and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended			Six Months Ended
(dollars in thousands; unaudited)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Loan interest income	$60,203	$54,569	$53,632	$114,772	$95,851
Total BaaS interest income	$60,203	$54,569	$53,632	$114,772	$95,851

Interest expense	Three Months Ended			Six Months Ended
(dollars in thousands; unaudited)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
BaaS interest expense	$24,119	$22,854	$17,012	$46,973	$29,436
Total BaaS interest expense	$24,119	$22,854	$17,012	$46,973	$29,436

BaaS income	Three Months Ended			Six Months Ended
(dollars in thousands; unaudited)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
BaaS program income:
Servicing and other BaaS fees	$1,525	$1,131	$895	$2,656	$1,843
Transaction fees	1,309	1,122	1,052	2,431	1,969
Interchange fees	1,625	1,539	975	3,164	1,764
Reimbursement of expenses	1,637	1,033	1,026	2,670	1,947
BaaS program income	6,096	4,825	3,948	10,921	7,523
BaaS indemnification income:
BaaS credit enhancements	60,826	79,808	51,027	140,634	93,389
BaaS fraud enhancements	1,784	923	1,537	2,707	3,536
BaaS indemnification income	62,610	80,731	52,564	143,341	96,925
Total noninterest BaaS income	$68,706	$85,556	$56,512	$154,262	$104,448

BaaS loan and fraud expense:	Three Months Ended			Six Months Ended
(dollars in thousands; unaudited)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
BaaS loan expense	$29,076	$24,837	$22,033	$53,913	$39,587
BaaS fraud expense	1,784	923	1,537	2,707	3,536
Total BaaS loan and fraud expense	$30,860	$25,760	$23,570	$56,620	$43,123